Exhibit 99.1

Microsoft Cloud Powers Record Fourth Quarter Results

REDMOND, Wash. — July 18, 2019 — Microsoft Corp. today announced the following results for the quarter ended June 30, 2019, as compared to the corresponding period of last fiscal year:

•	Revenue was $33.7 billion and increased 12%
•	Operating income was $12.4 billion and increased 20%
•	Net income was $13.2 billion GAAP and $10.6 billion non-GAAP, and increased 49% and 21%, respectively
•	Diluted earnings per share was $1.71 GAAP and $1.37 non-GAAP, and increased 50% and 21%, respectively
•	GAAP results include a $2.6 billion net income tax benefit explained in the Non-GAAP Definition section below

“It was a record fiscal year for Microsoft, a result of our deep partnerships with leading companies in every industry,” said Satya Nadella, chief executive officer of Microsoft. “Every day we work alongside our customers to help them build their own digital capability — innovating with them, creating new businesses with them, and earning their trust. This commitment to our customers’ success is resulting in larger, multi-year commercial cloud agreements and growing momentum across every layer of our technology stack.”

The following table reconciles our financial results reported in accordance with generally accepted accounting principles (GAAP) to non-GAAP financial results. Additional information regarding our non-GAAP definition is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2018 As Reported (GAAP)	$30,085	$10,379	$8,873	$1.14
Net Impact of the Tax Cuts and Jobs Act (TCJA)	-	-	(104)	(0.01)
2018 As Adjusted (non-GAAP)	$30,085	$10,379	$8,769	$1.13
2019 As Reported (GAAP)	$33,717	$12,405	$13,187	$1.71
Net Tax Impact of Transfer of Intangible Properties	-	-	(2,567)	(0.34)
2019 As Adjusted (non-GAAP)	$33,717	$12,405	$10,620	$1.37
Percentage Change Y/Y (GAAP)	12%	20%	49%	50%
Percentage Change Y/Y (non-GAAP)	12%	20%	21%	21%
Percentage Change Y/Y (non-GAAP) Constant Currency	14%	24%	24%	24%

The current quarter effective tax rate was (5)% and 16% on a GAAP and non-GAAP basis, respectively. GAAP results include a net income tax benefit of $2.6 billion for the fourth quarter of fiscal year 2019 and a net income tax benefit of $104 million for the fourth quarter of fiscal year 2018. These net tax benefits are excluded from our non-GAAP results and explained in the Non-GAAP Definition section below.

Microsoft returned $7.7 billion to shareholders in the form of share repurchases and dividends in the fourth quarter of fiscal year 2019.

“Q4 commercial cloud revenue increased 39% year-over-year to $11.0 billion, driving our strongest commercial quarter ever,” said Amy Hood, executive vice president and chief financial officer of Microsoft.

Revenue in Productivity and Business Processes was $11.0 billion and increased 14% (up 17% in constant currency), with the following business highlights:

•	Office Commercial products and cloud services revenue increased 14% (up 16% in constant currency) driven by Office 365 Commercial revenue growth of 31% (up 34% in constant currency)
•	Office Consumer products and cloud services revenue increased 6% (up 8% in constant currency) and Office 365 Consumer subscribers increased to 34.8 million
•	LinkedIn revenue increased 25% (up 28% in constant currency) with record levels of engagement highlighted by LinkedIn sessions growth of 22%
•	Dynamics products and cloud services revenue increased 12% (up 15% in constant currency) driven by Dynamics 365 revenue growth of 45% (up 48% in constant currency)

Revenue in Intelligent Cloud was $11.4 billion and increased 19% (up 21% in constant currency), with the following business highlights:

•	Server products and cloud services revenue increased 22% (up 24% in constant currency) driven by Azure revenue growth of 64% (up 68% in constant currency)
•	Enterprise Services revenue increased 4% (up 6% in constant currency)

Revenue in More Personal Computing was $11.3 billion and increased 4% (up 6% in constant currency), with the following business highlights:

•	Windows OEM revenue increased 9% (up 9% in constant currency)
•	Windows Commercial products and cloud services revenue increased 13% (up 16% in constant currency)
•	Surface revenue increased 14% (up 17% in constant currency)
•	Search advertising revenue excluding traffic acquisition costs increased 9% (up 10% in constant currency)
•	Gaming revenue declined 10% (down 8% in constant currency) with Xbox software and services revenue down 3% (down 1% in constant currency)

Fiscal Year 2019 Results

Microsoft Corp. today announced the following results for the fiscal year ended June 30, 2019, as compared to the corresponding period of last fiscal year:

•	Revenue was $125.8 billion and increased 14%
•	Operating income was $43.0 billion and increased 23%

•	Net income was $39.2 billion GAAP and $36.8 billion non-GAAP, and increased 137% and 22%, respectively
•	Diluted earnings per share was $5.06 GAAP and $4.75 non-GAAP, and increased 138% and 22%, respectively
•	GAAP results include a $2.6 billion net income tax benefit explained in the Non-GAAP Definition section below

The following table reconciles our financial results reported in accordance with GAAP to non-GAAP financial results. Additional information regarding our non-GAAP definition is provided below. All growth comparisons relate to the corresponding period in the last fiscal year.

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2018 As Reported (GAAP)	$110,360	$35,058	$16,571	$2.13
Net Impact of the TCJA	-	-	13,696	1.75
2018 As Adjusted (non-GAAP)	$110,360	$35,058	$30,267	$3.88
2019 As Reported (GAAP)	$125,843	$42,959	$39,240	$5.06
Net Tax Impact of Transfer of Intangible Properties	-	-	(2,567)	(0.33)
Net Impact of the TCJA	-	-	157	0.02
2019 As Adjusted (non-GAAP)	$125,843	$42,959	$36,830	$4.75
Percentage Change Y/Y (GAAP)	14%	23%	137%	138%
Percentage Change Y/Y (non-GAAP)	14%	23%	22%	22%
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	24%	22%	23%

The current year effective tax rate was 10% and 16% on a GAAP and non-GAAP basis, respectively. GAAP results include a net income tax benefit of $2.6 billion and a net income tax charge of $157 million for the twelve months ended June 30, 2019. GAAP results include a net income tax charge of $13.7 billion for the twelve months ended June 30, 2018. These net tax impacts are excluded from our non-GAAP results and explained in the Non-GAAP Definition section below.

Business Outlook

Microsoft will provide forward-looking guidance in connection with this quarterly earnings announcement on its earnings conference call and webcast.

Quarterly Highlights, Product Releases, and Enhancements

Every quarter Microsoft delivers hundreds of products, either as new releases, services, or enhancements to current products and services. These releases are a result of significant research and development investments, made over multiple years, designed to help customers be more productive and secure and to deliver differentiated value across the cloud and the edge.

Here are the major product releases and other highlights for the quarter, organized by product categories, to help illustrate how we are accelerating innovation across our businesses while expanding our market opportunities.

Webcast Details

Satya Nadella, chief executive officer, Amy Hood, executive vice president and chief financial officer, Frank Brod, chief accounting officer, Keith Dolliver, deputy general counsel, and Michael Spencer, general manager of investor relations, will host a conference call and webcast at 2:30 p.m. Pacific time (5:30 p.m. Eastern time) today to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/en-us/investor. The webcast will be available for replay through the close of business on July 18, 2020.

Non-GAAP Definition

Transfer of Intangible Properties. In the fourth quarter of fiscal year 2019, in response to the TCJA and recently issued regulations, we transferred certain intangible properties held by our foreign subsidiaries to the United States and Ireland. The transfers of intangible properties resulted in a net $2.6 billion tax benefit recorded in the fourth quarter of fiscal year 2019, as the value of future tax deductions exceeded the current tax liability from foreign jurisdictions and United States Global Intangible Low-Taxed Income (GILTI) tax.

The TCJA Impact. We recorded a net charge of $157 million during the twelve months ended June 30, 2019 related to the TCJA. We recorded a net benefit of $104 million during the three months ended June 30, 2018 and a net charge of $13.7 billion during the twelve months ended June 30, 2018 related to the TCJA.

We have provided non-GAAP financial measures related to the transfer of intangible properties and the TCJA to aid investors in better understanding our performance. We believe these non-GAAP measures assist investors by providing additional insight into our operational performance and help clarify trends affecting our business. For comparability of reporting, management considers non-GAAP measures in conjunction with GAAP financial results in evaluating business performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Constant Currency

Microsoft presents constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than United States dollars are converted into United States dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the respective periods. All growth comparisons relate to the corresponding period in the last fiscal year. Microsoft has provided this non-GAAP financial information to aid investors in better understanding our performance. The non-GAAP financial measures presented in this release should not be considered as a substitute for, or superior to, the measures of financial performance prepared in accordance with GAAP.

Financial Performance Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2018 As Reported (GAAP)	$30,085	$10,379	$8,873	$1.14
2018 As Adjusted (non-GAAP)	$30,085	$10,379	$8,769	$1.13
2019 As Reported	$33,717	$12,405	$13,187	$1.71
2019 As Adjusted (non-GAAP)	$33,717	$12,405	$10,620	$1.37
Percentage Change Y/Y (GAAP)	12%	20%	49%	50%
Percentage Change Y/Y (non-GAAP)	12%	20%	21%	21%
Constant Currency Impact	$(639)	$(444)	$(250)	$(0.03)
Percentage Change Y/Y (non-GAAP) Constant Currency	14%	24%	24%	24%

	Twelve Months Ended June 30,
($ in millions, except per share amounts)	Revenue	Operating Income	Net Income	Diluted Earnings per Share
2018 As Reported (GAAP)	$110,360	$35,058	$16,571	$2.13
2018 As Adjusted (non-GAAP)	$110,360	$35,058	$30,267	$3.88
2019 As Reported	$125,843	$42,959	$39,240	$5.06
2019 As Adjusted (non-GAAP)	$125,843	$42,959	$36,830	$4.75
Percentage Change Y/Y (GAAP)	14%	23%	137%	138%
Percentage Change Y/Y (non-GAAP)	14%	23%	22%	22%
Constant Currency Impact	$(1,116)	$(505)	$(147)	$(0.02)
Percentage Change Y/Y (non-GAAP) Constant Currency	15%	24%	22%	23%

Segment Revenue Constant Currency Reconciliation

	Three Months Ended June 30,
($ in millions)	Productivity and Business Processes	Intelligent Cloud	More Personal Computing
2018 As Reported	$9,668	$9,606	$10,811
2019 As Reported	$11,047	$11,391	$11,279
Percentage Change Y/Y	14%	19%	4%
Constant Currency Impact	$(249)	$(229)	$(161)
Percentage Change Y/Y Constant Currency	17%	21%	6%

Selected Product and Service Revenue Constant Currency Reconciliation

	Three Months Ended June 30, 2019
	Percentage Change Y/Y (GAAP)	Constant Currency Impact	Percentage Change Y/Y Constant Currency
Office Commercial products and cloud services	14%	2%	16%
Office 365 Commercial	31%	3%	34%
Office Consumer products and cloud services	6%	2%	8%
LinkedIn	25%	3%	28%
Dynamics products and cloud services	12%	3%	15%
Dynamics 365	45%	3%	48%
Server products and cloud services	22%	2%	24%
Azure	64%	4%	68%
Enterprise Services	4%	2%	6%
Windows OEM	9%	0%	9%
Windows Commercial products and cloud services	13%	3%	16%
Search advertising excluding traffic acquisition costs	9%	1%	10%
Surface	14%	3%	17%
Gaming	(10)%	2%	(8)%
Xbox software and services	(3)%	2%	(1)%

About Microsoft

Microsoft (Nasdaq “MSFT” @microsoft) enables digital transformation for the era of an intelligent cloud and an intelligent edge. Its mission is to empower every person and every organization on the planet to achieve more.

Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	intense competition in all of our markets that may lead to lower revenue or operating margins;

•	increasing focus on cloud-based services presenting execution and competitive risks;

•	significant investments in products and services that may not achieve expected returns;

•	acquisitions, joint ventures, and strategic alliances that may have an adverse effect on our business;

•	impairment of goodwill or amortizable intangible assets causing a significant charge to earnings;

•	cyberattacks and security vulnerabilities that could lead to reduced revenue, increased costs, liability claims, or harm to our reputation or competitive position;

•	disclosure and misuse of personal data that could cause liability and harm to our reputation;

•	the possibility that we may not be able to protect information stored in our products and services from use by others;

•	abuse of our advertising or social platforms that may harm our reputation or user engagement;

•	the development of the internet of things presenting security, privacy, and execution risks;

•	issues about the use of artificial intelligence in our offerings that may result in competitive harm, legal liability, or reputational harm; and

•	excessive outages, data losses, and disruptions of our online services if we fail to maintain an adequate operations infrastructure;

•	quality or supply problems;

•	the possibility that we may fail to protect our source code;

•	legal changes, our evolving business model, piracy, and other factors may decrease the value of our intellectual property;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	claims against us that may result in adverse outcomes in legal disputes;

•	government litigation and regulatory activity relating to competition rules that may limit how we design and market our products;

•	potential liability under trade protection, anti-corruption, and other laws resulting from our global operations;

•	laws and regulations relating to the handling of personal data that may impede the adoption of our services or result in increased costs, legal claims, fines, or reputational damage;

•	additional tax liabilities;

•	damage to our reputation or our brands that may harm our business and operating results.

•	exposure to increased economic and operational uncertainties from operating a global business, including the effects of foreign currency exchange;

•	adverse economic or market conditions that may harm our business;

•	catastrophic events or geo-political conditions that may disrupt our business;

•	the dependence of our business on our ability to attract and retain talented employees; and

•	changes in our sales organization that may impact revenues.

For more information about risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/en-us/investor.

All information in this release is as of June 30, 2019. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, press only:

Microsoft Media Relations, WE Communications for Microsoft, (425) 638-7777, rrt@we-worldwide.com

For more information, financial analysts and investors only:

Michael Spencer, General Manager, Investor Relations, (425) 706-4400

Note to editors: For more information, news and perspectives from Microsoft, please visit the Microsoft News Center at http://www.microsoft.com/news. Web links, telephone numbers, and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. Pacific time conference call with investors and analysts, is available at http://www.microsoft.com/en-us/investor.

MICROSOFT CORPORATION

INCOME STATEMENTS

(In millions, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018

Revenue:
Product	$17,103	$17,159	$66,069	$64,497
Service and other	16,614	12,926	59,774	45,863

Total revenue	33,717	30,085	125,843	110,360

Cost of revenue:
Product	3,298	3,517	16,273	15,420
Service and other	7,114	6,225	26,637	22,933

Total cost of revenue	10,412	9,742	42,910	38,353

Gross margin	23,305	20,343	82,933	72,007
Research and development	4,513	3,933	16,876	14,726
Sales and marketing	4,962	4,760	18,213	17,469
General and administrative	1,425	1,271	4,885	4,754

Operating income	12,405	10,379	42,959	35,058
Other income, net	191	301	729	1,416

Income before income taxes	12,596	10,680	43,688	36,474
Provision for (benefit from) income taxes	(591)	1,807	4,448	19,903

Net income	$13,187	$8,873	$39,240	$16,571

Earnings per share:
Basic	$1.72	$1.15	$5.11	$2.15
Diluted	$1.71	$1.14	$5.06	$2.13

Weighted average shares outstanding:
Basic	7,655	7,683	7,673	7,700
Diluted	7,730	7,775	7,753	7,794

MICROSOFT CORPORATION

COMPREHENSIVE INCOME STATEMENTS

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018

Net income	$13,187	$8,873	$39,240	$16,571

Other comprehensive income (loss), net of tax:
Net change related to derivatives	(80)	145	(173)	39
Net change related to investments	1,071	(535)	2,405	(2,717)
Translation adjustments and other	(66)	(686)	(318)	(178)

Other comprehensive income (loss)	925	(1,076)	1,914	(2,856)

Comprehensive income	$14,112	$7,797	$41,154	$13,715

MICROSOFT CORPORATION

BALANCE SHEETS

(In millions) (Unaudited)

	June 30, 2019	June 30, 2018

Assets
Current assets:
Cash and cash equivalents	$11,356	$11,946
Short-term investments	122,463	121,822

Total cash, cash equivalents, and short-term investments	133,819	133,768
Accounts receivable, net of allowance for doubtful accounts of $411 and $377	29,524	26,481
Inventories	2,063	2,662
Other	10,146	6,751

Total current assets	175,552	169,662
Property and equipment, net of accumulated depreciation of $35,330 and $29,223	36,477	29,460
Operating lease right-of-use assets	7,379	6,686
Equity and other investments	2,649	1,862
Goodwill	42,026	35,683
Intangible assets, net	7,750	8,053
Other long-term assets	14,723	7,442

Total assets	$286,556	$258,848

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,382	$8,617
Current portion of long-term debt	5,516	3,998
Accrued compensation	6,830	6,103
Short-term income taxes	5,665	2,121
Short-term unearned revenue	32,676	28,905
Other	9,351	8,744

Total current liabilities	69,420	58,488
Long-term debt	66,662	72,242
Long-term income taxes	29,612	30,265
Long-term unearned revenue	4,530	3,815
Deferred income taxes	233	541
Operating lease liabilities	6,188	5,568
Other long-term liabilities	7,581	5,211

Total liabilities	184,226	176,130

Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital — shares authorized 24,000; outstanding 7,643 and 7,677	78,520	71,223
Retained earnings	24,150	13,682
Accumulated other comprehensive loss	(340)	(2,187)

Total stockholders’ equity	102,330	82,718

Total liabilities and stockholders’ equity	$286,556	$258,848

MICROSOFT CORPORATION

CASH FLOWS STATEMENTS

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018

Operations

Net income	$13,187	$8,873	$39,240	$16,571

Adjustments to reconcile net income to net cash from operations:

Depreciation, amortization, and other	2,924	2,516	11,682	10,261

Stock-based compensation expense	1,190	1,012	4,652	3,940

Net recognized gains on investments and derivatives	(322)	(567)	(792)	(2,212)

Deferred income taxes	(5,723)	(2,389)	(6,463)	(5,143)

Changes in operating assets and liabilities:

Accounts receivable	(10,070)	(9,188)	(2,812)	(3,862)

Inventories	(113)	(572)	597	(465)

Other current assets	(854)	(839)	(1,718)	(952)

Other long-term assets	(865)	550	(1,834)	(285)

Accounts payable	1,264	1,010	232	1,148

Unearned revenue	9,005	8,702	4,462	5,922

Income taxes	3,808	903	2,929	18,183

Other current liabilities	2,436	1,773	1,419	798

Other long-term liabilities	241	(366)	591	(20)

Net cash from operations	16,108	11,418	52,185	43,884

Financing

Repayments of short-term debt, maturities of 90 days or less net	0	0	0	(7,324)

Proceeds from issuance of debt	0	0	0	7,183

Repayments of debt	(1,000)	(681)	(4,000)	(10,060)

Common stock issued	308	255	1,142	1,002

Common stock repurchased	(4,633)	(2,362)	(19,543)	(10,721)

Common stock cash dividends paid	(3,521)	(3,226)	(13,811)	(12,699)

Other, net	160	(25)	(675)	(971)

Net cash used in financing	(8,686)	(6,039)	(36,887)	(33,590)

Investing

Additions to property and equipment	(4,051)	(3,980)	(13,925)	(11,632)

Acquisition of companies, net of cash acquired, and purchases of intangible and other assets	(281)	(434)	(2,388)	(888)

Purchases of investments	(15,442)	(32,380)	(57,697)	(137,380)

Maturities of investments	5,154	7,108	20,043	26,360

Sales of investments	7,363	27,024	38,194	117,577

Securities lending payable	0	(8)	0	(98)

Net cash used in investing	(7,257)	(2,670)	(15,773)	(6,061)

Effect of foreign exchange rates on cash and cash equivalents	(21)	16	(115)	50

Net change in cash and cash equivalents	144	2,725	(590)	4,283

Cash and cash equivalents, beginning of period	11,212	9,221	11,946	7,663

Cash and cash equivalents, end of period	$11,356	$11,946	$11,356	$11,946

MICROSOFT CORPORATION

SEGMENT REVENUE AND OPERATING INCOME

(In millions) (Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018

Revenue

Productivity and Business Processes	$11,047	$9,668	$41,160	$35,865

Intelligent Cloud	11,391	9,606	38,985	32,219
More Personal Computing	11,279	10,811	45,698	42,276

Total	$33,717	$30,085	$125,843	$110,360

Operating Income
Productivity and Business Processes	$4,344	$3,466	$16,219	$12,924
Intelligent Cloud	4,502	3,901	13,920	11,524
More Personal Computing	3,559	3,012	12,820	10,610

Total	$12,405	$10,379	$42,959	$35,058

MICROSOFT CORPORATION

FOURTH QUARTER FINANCIAL HIGHLIGHTS

All growth comparisons relate to the corresponding period in the last fiscal year. Please refer to the reconciliation of our GAAP and non-GAAP financial results in the table provided above for additional information.

SUMMARY

Revenue was $33.7 billion and increased 12%, driven by growth across each of our segments.

Gross margin was $23.3 billion and increased 15%, driven by growth across each of our segments. Gross margin percentage increased, driven by gross margin percentage improvement in More Personal Computing and Productivity and Business Processes, and favorable segment sales mix. Gross margin included a 6 percentage point improvement in commercial cloud, primarily from Azure.

Operating income was $12.4 billion and increased 20%, driven by growth across each of our segments.

Net income was $13.2 billion and increased 49%. Non-GAAP net income was $10.6 billion and increased 21%, excluding the net $2.6 billion income tax benefit in the current year and the net $104 million income tax benefit in the prior year. These net tax benefits are explained in the Income Taxes section below.

Diluted earnings per share was $1.71 and increased 50%. Non-GAAP diluted earnings per share was $1.37 and increased 21%, excluding $0.34 related to the net tax benefit in the current year and $0.01 related to the net tax benefit in the prior year.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 2%, 2%, and 4%, respectively.

SEGMENT INFORMATION

Productivity and Business Processes

Revenue increased $1.4 billion or 14%.

•

Office Commercial revenue increased $891 million or 14%, driven by Office 365 Commercial, offset in part by lower revenue from products licensed on-premises, reflecting a continued shift to cloud offerings. Office 365 Commercial revenue grew 31%, due to growth in seats and higher average revenue per user.

•	Office Consumer revenue increased $57 million or 6%, driven by Office 365 Consumer, due to recurring subscription revenue and transactional strength in Japan.

•	LinkedIn revenue increased $371 million or 25%, driven by growth across each line of business.

•	Dynamics revenue increased 12%, driven by Dynamics 365 growth.

Operating income increased $878 million or 25%.

•

Gross margin increased $1.2 billion or 16%, driven by growth in Office Commercial and LinkedIn. Gross margin percentage increased, due to gross margin percentage improvement in LinkedIn and Office 365 Commercial, offset in part by an increased mix of cloud offerings.

•	Operating expenses increased $314 million or 8%, driven by investments in LinkedIn and cloud engineering.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 3%, 4%, and 6%, respectively.

Intelligent Cloud

Revenue increased $1.8 billion or 19%.

•

Server products and cloud services revenue, including GitHub, increased $1.7 billion or 22%, driven by Azure. Azure revenue growth was 64%, due to higher infrastructure-as-a-service and platform-as-a-service consumption-based and per-user-based services. Server products revenue grew 5%, driven by demand ahead of end of support for SQL Server 2008 and Windows Server 2008, hybrid solutions, and GitHub.

•	Enterprise Services revenue increased $60 million or 4%, driven by growth in Premier Support Services.

Operating income increased $601 million or 15%.

•

Gross margin increased $1.3 billion or 19%, driven by growth in server products and cloud services revenue and cloud services scale and efficiencies. Gross margin percentage was relatively unchanged, with gross margin percentage improvement in Azure offset by an increased mix of cloud offerings.

•	Operating expenses increased $674 million or 23%, driven by investments in cloud and artificial intelligence (AI) engineering, GitHub, and revenue-driven operating expenses.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 2%, 2%, and 4%, respectively.

More Personal Computing

Revenue increased $468 million or 4%.

•

Windows revenue increased $368 million or 7%, driven by growth in Windows OEM and Windows Commercial, offset in part by a decrease in patent licensing. Windows OEM revenue increased 9%. Windows OEM Pro revenue increased 18%, ahead of the commercial PC market, driven by healthy

Windows 10 demand, strong momentum in advance of Windows 7 end of support, and increased inventory levels. Windows OEM non-Pro revenue declined 8%, below the consumer PC market, driven by continued pressure in the entry level category. Windows Commercial revenue increased 13%, driven by an increase of multi-year agreements that carry higher in-quarter revenue recognition.

•	Surface revenue increased $165 million or 14%, driven by strong growth in our commercial segment.

•	Search advertising revenue increased $184 million or 10%. Search advertising revenue, excluding traffic acquisition costs, increased 9%, driven by higher revenue per search.

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Gaming revenue decreased $233 million or 10%. Xbox hardware revenue declined 48%, primarily due to a decrease in volume of consoles sold. Xbox software and services revenue declined 3% against a high prior year comparable from a third-party title, offset in part by subscriptions growth.

Operating income increased $547 million or 18%.

•	Gross margin increased $495 million or 8%, driven by growth in Windows. Gross margin percentage increased, primarily due to a sales mix shift to higher gross margin Windows businesses.

•	Operating expenses decreased $52 million or 2%.

Revenue, gross margin, and operating income included an unfavorable foreign currency impact of 2%, 2%, and 4%, respectively.

EXPENSES

•	Cost of revenue increased $670 million or 7%, driven by growth in commercial cloud.

•	Research and development expenses increased $580 million or 15%, driven by investments in cloud and AI engineering, Gaming, GitHub, and LinkedIn.

•	Sales and marketing expenses increased $202 million or 4%, driven by investments in LinkedIn and GitHub. Expenses included a favorable foreign currency impact of 2%.

•	General and administrative expenses increased $154 million or 12%, driven by higher legal costs and GitHub.

OTHER INCOME, NET

Other income, net, decreased $110 million, driven by lower net recognized gains on investments, offset in part by lower net losses on foreign currency remeasurements and higher interest and dividends income.

INCOME TAXES

The current quarter effective tax rate was (5)% and 16% on a GAAP and non-GAAP basis, respectively, compared to 17% and 18% in the prior year. GAAP results include a net income tax benefit of $2.6 billion related to intangible property transfers for the fourth quarter of fiscal year 2019 and a net income tax benefit of $104 million related to the TCJA for the fourth quarter of fiscal year 2018. These net tax benefits are excluded from our non-GAAP results.

In the fourth quarter of fiscal year 2019, in response to the TCJA and recently issued regulations, we transferred certain intangible properties held by our foreign subsidiaries to the United States and Ireland. The transfers of intangible properties resulted in a net $2.6 billion tax benefit recorded in the fourth quarter of fiscal year 2019, as the value of future tax deductions exceeded the current tax liability from foreign jurisdictions and United States GILTI tax.

CONTRACTED NOT RECOGNIZED REVENUE

Contracted not recognized revenue, which includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods, was $91 billion as of June 30, 2019, an increase of 25% over the prior year. We expect to recognize approximately 50% of this revenue over the next 12 months and the remainder thereafter. Many customers are committing to our products and services for longer contract terms, which is increasing the percentage of contracted revenue that will be recognized beyond the next 12 months.